Sharper Image Corporation

350 The Embarcadero

Sixth Floor

San Francisco, California 94105

December 23, 2006

VIA FEDERAL EXPRESS & ELECTRONIC MAIL

Jeffrey P. Forgan

c/o Sharper Image Corporation

350 The Embarcadero, Sixth Floor

San Francisco, California 94105

Dear Jeff:

This will confirm the agreement (the "Agreement") that has been reached with you in connection with your resignation of employment from Sharper Image Corporation ("Sharper Image" or the "Company"). All capitalized terms not defined herein shall have the meaning ascribed in the Employment Agreement dated as of May 10, 2006 between you and the Company (the "Employment Agreement).

    Termination Date: Effective as of November 8, 2006 (the "Termination Date"), you have resigned from all positions with the Company, including as Executive Vice President and Chief Financial Officer as well as from any and all other positions currently or previously held by you in the course of your employment with the Company and any of its subsidiary or affiliate entities, and your employment with the Company ceased as of the Termination Date. A copy of your letter of resignation dated November 8, 2006 is attached hereto as Exhibit A. You agree to execute any additional documents necessary to effect such resignation.
    Pay and Benefits Through Termination Date: You acknowledge that you have been paid through the Termination Date for all accrued salary together with accrued but unused vacation pay, less all applicable Federal, state and local withholding taxes and deductions. You hereby acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation from the Company, including compensation for unpaid salary, unpaid bonus, accrued or unused vacation or other paid time off, or in connection with the exercise of stock options. Other than as expressly set forth herein, your eligibility to participate in the Company's benefit plans and programs terminated as of November 8, 2006.
    Termination Benefits: In consideration of your obligations set forth in this Agreement, including but not limited to your consent to the General Release set forth in paragraph 6 below, although you have resigned from employment with the Company without Good Reason, you will be entitled to receive the following termination benefits upon the Effective Date (defined below):
      Severance: You acknowledge and agree that you are not entitled to receive any severance payment under Section 4(b) of the Employment Agreement.
      Health Coverage: In the event that you timely elect to receive continued health coverage in the Company's group health plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company agrees to pay the premiums for the same coverage in effect immediately prior to the Termination Date, from the Effective Date of this Agreement until the earlier of (i) twelve (12) months after the Termination Date, or (ii) you become eligible for coverage under another employer's group health plan, if earlier, all subject to the requirements, conditions and limitations of COBRA and such plans, which may be amended from time to time. Thereafter, should you choose to maintain continuation health coverage under COBRA, it shall be at your own expense.
      Stock Options: All of your options to purchase the Company's common shares ("Options") that are vested and outstanding as of the Termination Date will remain outstanding and shall have their exercise price adjusted as determined by the Board of Directors (or a Committee of a Board of Directors) of the Company (the "Board") in connection with the restatement of the Company's financial statements. You acknowledge that as of the Termination Date, you held 35,000 vested and outstanding Options (the "Outstanding Options"). The Outstanding Options shall remain exercisable for twelve (12) months following the Termination Date, with or without the provision of services to the Company, at the adjusted exercise price determined by the Board. You acknowledge and agree that you may not exercise the Outstanding Options until you have received written notification of the adjusted exercise price. You further acknowledge that you are not entitled to any award of any additional Options before or after the Effective Date.
    Consulting Services: For a period of four (4) months from the Termination Date (the "Consulting Period"), you shall make yourself available for substantially all or your working time (subject to any time used by you for job interviews or otherwise obtaining employment), at mutually agreed times, to provide advice, assistance, or information with respect to finance, accounting and treasury, and such other areas as reasonably requested by the Company (the "Consulting Services"), for which you will be paid a consulting fee of $25,000.00 per month, in arrears. During the Consulting Period, you shall serve as an independent contractor and not an employee of the Company. The Company and you shall treat your consulting engagement as that of an independent contractor, and not an employee, for all purposes, including (i) Federal, state, and local income and employment taxes, (ii) benefits and (iii) insurance. As a consultant, you shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner, except as may be authorized in writing by an officer of the Company, and shall not make any contrary representation to any third party. Without in any way limiting the generality of the foregoing, you shall have no right or authority to accept service of legal process on behalf of the Company. Should you breach this paragraph 4, in addition to any and all other remedies available to the Company, you shall have no right to any further payments under this paragraph and the General Release set forth in paragraph 6 below shall remain in full force and effect. If requested by the Company, you will provide to the Company a representation on the Company's restated financials similar to the representations required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, or if you are unable to provide such representation, an explanation to the Company's Chief Executive Officer or Chief Financial Officer or the Chairman of the Audit Committee of the Board as to why such representation cannot be provided.
    409A Issues and Taxes: Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Internal Revenue Code of 1986, as amended, to avoid the imposition of additional taxes, the amounts described in paragraphs 3 and 4 hereof, to the extent required to be paid but not yet paid, shall upon your request be modified to the extent reasonably practicable and necessary to resolve any section 409A issues, provided that there is no increased cost to the Company. Any and all tax liabilities incurred by you as a result of the payments made or benefits provided under this Agreement, however, shall be your sole responsibility.
    General Release and Waiver; Company Limited Release:
      In consideration of the Company's obligations hereunder and acceptance of your resignation, you, your heirs, successors, and assigns, hereby knowingly and voluntarily release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the "Releasees"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity ("Claims"), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the "General Release"). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act ("ERISA"), the Sarbanes-Oxley Act of 2002 or the California Fair Employment and Housing Act, the California Family Rights Act, or the California Labor Code section 1400 et seq., each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company; provided, however, that this General Release shall not apply to or impair (i) any rights you may have arising under or in connection with any stock option plan adopted by the Company, as amended and restated, that governs the Options specifically described in paragraph 3(c) of this Agreement; (ii) claims for vested benefits pursuant to any other Company employee benefit plan, as defined in ERISA, in which you were a participant before the Termination Date; (iii) any indemnification rights you may have under the Indemnification Agreement dated March 18, 2003 between you and the Company, (the "2003 Indemnification Agreement") and the Indemnification Agreement dated August 25, 2005 between you and the Company (the "2005 Indemnification Agreement"), the by-laws of the Company, or applicable law including California Labor Code section 2802; or (iv) claims for unemployment insurance benefits or workers' compensation benefits applicable to the period through the Termination Date; or (v) any claims that may arise from any violation of this Agreement.
      For the purpose of implementing a full and complete release, you understand and agree that this Agreement is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Company or any of the Releasees and that this Agreement extinguishes those claims. Accordingly, you expressly waive all rights afforded by section 1542 of the Civil Code of the State of California ("Section 1542"). Section 1542 states as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      You represent and warrant that you have not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Agreement. You further represent and agree that you have not assigned nor transferred or attempted to assign or transfer, nor will you attempt to assign or transfer, to any person or entity not a party to this Agreement any of this Claims you are releasing in this Agreement. Furthermore, by signing this General Release of Claims, you represent and agree that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.
      In consideration of your obligations set forth in this Agreement, including but not limited to your consent to the General Release set forth in paragraph 6(a)-(b) above, the Company hereby knowingly and voluntarily releases and forever discharges you, your heirs, successors, and assigns, from any and all demands, actions, causes of actions, or claims it may have against you (i) that you must repay gains relating to Options granted by the Company to you or exercised by you in or after 1994 or (ii) that you must repay bonuses that were, or are alleged to have been, excessive because Company expenses were understated at the time such bonuses were issued (A) with respect to options granted to employees in or after 1994 or (B) with respect to the matters resulting in the restatement of Company financial statements described in Note B to the Company's financial statements included in the Company's Form 10-K for the fiscal year ended January 31, 2005.
    Confidential Information: You agree that in the course of your employment with the Company you have had, and during the Consulting Period you will have, access to confidential and proprietary information ("Confidential Information") relating to the Company, its subsidiaries and affiliates, and their respective businesses, clients, finances, operations, strategic or other plans, employees, trade practices, trade secrets, know how or other matters that are not publicly known outside the Company, which are integral to the operations and success of the Company, and that such Confidential Information has been disclosed to you in confidence and only for the use of the Company. You understand and agree that (a) you will keep such Confidential Information confidential at all times after your employment with the Company, (b) you will not make use of such Confidential Information on your own behalf, or on behalf of any third party, and (c) you have returned or will return to the Company any and all copies, duplicates, reproduction or excerpts of such Confidential Information within your possession, custody or control. The provisions of this paragraph 7 are in addition to any other written confidentiality or non-disclosure agreements that you may have with the Company or any of the Releasees, including without limitation the Confidentiality Agreement between you and the Company, and are not meant to and do not excuse any additional obligations that you may have under such agreements.
    Return of Property: All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information, that have come into your possession or been produced by you in connection with your employment ("Property"), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. You agree that you have returned all such Property to the Company (or, to the extent that it is later discovered that you have not, you will do so promptly and in no event later than three (3) days after discovering that you retain such Property).
    Directors and Officers Insurance: For six years, the Company shall not eliminate coverage for you in its directors and officers insurance policies unless the Company determines in its sole discretion that it cannot continue to cover you in such policies on reasonable terms without any increase in cost, other than immaterial increases in cost.
    Truthful Testimony: Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to or shall preclude you from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).
    Cooperation in Legal Proceedings: Notwithstanding any other provision of this Agreement, both during and after the Consulting Period, you agree to cooperate fully with the Company and its subsidiaries and affiliates concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by or acting as a consultant for the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by or a consultant for the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, and taking such other actions as may reasonably be requested of you by the Company and/or its counsel to effectuate the foregoing. In requesting such cooperation, the Company will consider other commitments that you may have at the time of the request. Following the Consulting Period, the Company will reimburse you for any reasonable, out-of-pocket travel, hotel and meal, or similar expenses incurred in connection with your performance of obligations pursuant to this paragraph 11 for which you have obtained prior, written approval from the Company.
    No Knowledge of Detrimental Conduct: You hereby represent and warrant that, apart from the issues raised in the course of the ongoing investigation involving the pricing of Company stock options, you are not aware of any actions or omissions by any current or former officer, director, employee, agent, consultant or representative of the Company (including yourself) through the date of the execution of this Agreement that were or have been alleged to be (individually or collectively) in any way harmful or detrimental to the Company, its business and/or its shareholders, including, without limitation, violations of any laws or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.
    No Admission of Liability: You acknowledge that the Company is not entering into this Agreement because it believes you have any cognizable legal claim. The execution, delivery and performance of this Agreement by the Company and by you shall not be construed as an admission of liability of any kind on the part of, or as evidence of any unlawful or improper conduct of any kind by, the Company or any of the Releasees or you, and any and all such liability and conduct is expressly denied. You acknowledge and agree that if you elect not to sign this Agreement, the fact that this Agreement was offered to you will not be understood as an indication that the Company believed you were treated unlawfully or improperly in any respect.
    Knowing and Voluntary Waiver: The Company advises you to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the General Release in paragraph 6 above, with an attorney. You also understand and agree that the Company is under no obligation to offer you the payments and benefits set forth in paragraphs 3 and 4 above and that you are under no obligation to consent to the General Release set forth in paragraph 6 above. You acknowledge and agree that the payments and benefits set forth in paragraphs 3 and 4 above constitute sufficient consideration to require you to abide with your obligations under this Agreement, including but not limited to the General Release set forth in paragraph 6. You represent that you have read this Agreement, including the General Release set forth in paragraph 6, that you understand its terms and the fact that it includes a waiver of any rights under the ADEA arising on or prior to the date of this Agreement, and that you enter into this Agreement freely, voluntarily, and without coercion.
    Review and Revocation Rights: You acknowledge and represent that you have been given at least forty-five (45) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in paragraph 6 above, although you may sign and return it sooner if you so desire. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it. You acknowledge and agree that you have been advised in writing by the Company of the class or group of individuals covered by this termination program, any eligibility factors for the program, the time limits applicable to the program, and the job titles and ages of those in the covered class or group eligible and those not eligible for the program, as reflected in Exhibit B, attached hereto. You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company (sent to my attention) no later than 5:00 p.m. Pacific Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following your execution of this Agreement (the "Effective Date"). You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect, and you shall have no right to receive any payments or benefits hereunder (with the exception of any accrued and unpaid portion of the monthly fee for Consulting Services, pro rated through the date of such revocation, which will be paid to you whether or not you sign this Agreement).
    Entire Agreement; Modification: The terms described in this Agreement set forth the entire agreement and understanding between you and the Company and, except as otherwise provided herein, supersedes all prior agreements, arrangements and understandings, written or oral, between us, other than the 2003 Indemnification Agreement (other than Section 6 of such agreement which shall not survive) and the 2005 Indemnification Agreement (other than Section 6 of such agreement which shall not survive), concerning your employment with the Company and the termination thereof, including the Employment Agreement. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company.
    Severability; Blue Pencil: It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.
    Waiver: No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.
    Arbitration: Any disputes arising under or in connection with this Agreement shall be resolved by final and binding arbitration in San Francisco, California, using the JAMS judicial arbitration service and in accordance with the commercial arbitration rules of JAMS then in effect. San Francisco shall be the exclusive venue for such disputes. The written decision of the arbitrator shall be final and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties.
    Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules.
    Counterpart Signatures: This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, please so signify by signing the enclosed copy of this letter and return it to me at the address above.

Very truly yours,
Sharper Image Corporation

/s/ Jerry W. Levin
By: Jerry W. Levin
Title: Chairman, Board of Directors and Interim

Chief Executive Officer

Agreed to and Accepted:

/s/ Jeffrey P. Forgan
Jeffrey P. Forgan
Dated: December 23, 2006